EXHIBIT 10.1

POGO PRODUCING COMPANY

1995 Long-Term Incentive Plan of Pogo Producing Company

Pogo Producing Company 2000 Incentive Plan

2002 Incentive Plan of Pogo Producing Company

RESTRICTED STOCK AWARD AGREEMENT

This Restricted Stock Award Agreement (the “Award Agreement”) is entered into by and between POGO PRODUCING COMPANY (the “Company”), and              (the “Participant”) as of                              (the “Date of Grant”).

W I T N E S S E T H

WHEREAS, the Company has adopted each of the 1995 Long-Term Incentive Plan of Pogo Producing company, the Pogo Producing Company 2000 Incentive Plan, and the 2002 Incentive Plan of Pogo Producing Company (collectively, the “Plan”), which are incorporated herein and made a part hereof for all purposes, to strengthen the ability of the Company to attract, motivate and retain individuals of superior capability, and to encourage them to have a proprietary interest in the Company; and

WHEREAS, the committee established pursuant to the Plan (the “Committee”) believes that the granting of the restricted stock described herein to the Participant is consistent with the stated purposes for which the Plan was adopted.

NOW, THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth and for other good and valuable consideration, the Company and the Participant agree as follows:

1.    Restricted Stock.    In order to encourage the Participant’s contribution to the successful performance of the Company, and in consideration of the covenants and promises of the Participant herein contained, the Company hereby grants to the Participant as of the Date of Grant, an Award of                          shares of Common Stock, subject to the conditions and restrictions set forth below and in the Plan (the “Restricted Stock”).

2.    Escrow of Certificates.

(a)    The certificates representing shares of Restricted Stock shall be registered in the name of the Participant and deposited, together with a stock power endorsed by the Participant in blank, with the Executive Vice President and Chief Administrative Officer of the Company (or his or her designee) during the Restricted Period, as defined in Paragraph 3(a) hereof. Each such certificate shall bear a legend as provided by the Company, conspicuously referring to the terms, conditions and restrictions as permitted under Section 15 of the Plan. The Participant, by executing this Award Agreement in the space provided below, hereby acknowledges that:

(i)    as a material inducement to the grant of this Award under the Plan, the Executive Vice President and Chief Administrative Officer of the Company (or his or her designee) is so appointed as the escrow holder with the authority to hold said certificates and stock powers in escrow and to take all such actions and to effectuate all transfers of vested Restricted Stock or releases as are in accordance with the terms of this Award Agreement and the Plan, and

(ii)    the appointment is coupled with an interest, and is accordingly irrevocable.

(b)    The Executive Vice President and Chief Administrative Officer of the Company, as the escrow holder, will not be liable to the Participant (or to any other party) for any actions or omissions unless the escrow holder is grossly negligent. The escrow holder may rely upon any letter, notice, or other document executed with any signature purported to be genuine.

(c)    Upon receipt by the Executive Vice President and Chief Administrative Officer of the Company, as the escrow holder, of a written request from the Participant for a transfer of all or any portion of, the Restricted Stock that has vested pursuant to paragraph 4 or 5, the Secretary of the Company shall transfer such vested Restricted Stock to the Participant; provided that the Participant timely remits, in a form and manner approved by the Company, an amount equal to the aggregate par value of the Restricted Stock being transferred.

3.    Restrictions on Transfer Before Vesting.

(a)    Absent prior written consent of the Committee, the shares of Restricted Stock granted hereunder to the Participant may not be sold, assigned, transferred, pledged or otherwise encumbered, whether voluntarily or involuntarily, by operation of law or otherwise, from the Date of Grant until said shares shall have become vested in the Participant (and restrictions terminated thereon, in accordance with the provisions of Paragraph 4, or as otherwise provided in Paragraph 5. The period of time between the Date of Grant and the vesting of shares of Restricted Stock (and the termination of restrictions thereon) shall be referred to herein as the “Restricted Period” as to those shares of Restricted Stock.

(b)    Consistent with the foregoing, except as contemplated by Paragraph 8, no right or benefit under this Award Agreement shall be subject to transfer, anticipation, alienation, sale, assignment, pledge, encumbrance or charge, whether voluntary, involuntary, by operation of law or otherwise, and any attempt to transfer, anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities or torts of the person entitled to such benefits. If the Participant or his Beneficiary hereunder shall become bankrupt or attempt to transfer, anticipate, alienate, assign, sell, pledge, encumber or charge any right or benefit hereunder, other than as contemplated by Paragraph 6, or if any creditor shall attempt to subject the same to a writ of garnishment, attachment, execution, sequestration, or any other form of process or involuntary lien or seizure, then such right or benefit shall cease and terminate.

4.    Vesting of Restricted Stock.    All restrictions shall lapse and the Restricted Stock shall vest as follows (it being understood that the number of shares of Restricted Stock as to which all restrictions have lapsed and which have vested in the Participant at any time shall be the greater of the number of vested shares specified in subparagraph (a) or (b)):

(a)    The Participant shall become vested as to:

(i)    25% of the total number of shares of Restricted Stock on the first anniversary of the Date of Grant, and

(ii)    an additional 25% of the total number of shares of Restricted Stock on the second, third and fourth anniversaries of the Date of Grant;

provided, however, that the Participant shall not vest pursuant to this Paragraph 4(a) in shares of Restricted Stock if the Participant has not been continuously providing services to the Company or its Subsidiaries from the date of this Award Agreement through such vesting date (it being understood that the vesting or forfeiture of such unvested shares shall be governed instead by the provisions of Paragraph 5).

(b)    All shares of Restricted Stock shall become vested upon retirement at least six months after the Date of Grant or upon the death or disability of the Participant.

5.    Effect of Termination of Employment or Services.    If the Company and its Subsidiaries determine that the Participant’s employment or services are no longer needed, or if the Participant terminates employment or ceases to perform services for the Company and its Subsidiaries, then the shares of Restricted Stock that have not previously vested in accordance with Paragraph 4 as of the date of such termination, shall be forfeited by the Participant to the Company. Notwithstanding the foregoing, upon the cessation of the Participant’s employment or services (whether voluntary or involuntary), the Committee may, in its sole and absolute discretion, elect to accelerate the vesting of some or all of the unvested shares of Restricted Stock.

6.    Beneficiary Designations.    The Participant shall file with the Corporate Secretary of the Company a designation of one or more beneficiaries (each a “Beneficiary”) to whom shares otherwise due the Participant shall be distributed in the event of the death of the Participant. The Participant shall have the right to change the Beneficiary or Beneficiaries from time to time; provided, however, that any change shall not become effective until received in writing by the Secretary of the Company. If any designated Beneficiary survives the Participant but dies before receiving all of his benefits hereunder, any remaining benefits due him shall be distributed to the deceased Beneficiary’s estate. If there is no effective Beneficiary designation on file at the time of the Participant’s death, or if the designated Beneficiary or Beneficiaries have all predeceased such Participant, the payment of any remaining benefits shall be made to the Participant’s estate.

7.    Limitation of Rights.    Nothing in this Award Agreement or the Plan shall be construed to:

(a)    give the Participant any right to be awarded any further restricted stock other than in the sole discretion of the Committee;

(b)    give the Participant or any other person any interest in any fund or in any specified asset or assets of the Company or any Subsidiary; or

(c)    confer upon the Participant the right to continue in the employment or service of the Company or any Subsidiary, or affect the right of the Company or any Subsidiary to terminate the employment or service of the Participant at any time or for any reason.

8.    Prerequisites to Benefits.    Neither the Participant, nor any person claiming through the Participant, shall have any right or interest in the Restricted Stock awarded hereunder, unless and until all the terms, conditions and provisions of this Award Agreement and the Plan which affect the Participant or such other person shall have been complied with as specified herein.

9.    Rights as a Stockholder.    Subject to the limitations and restrictions contained herein, the Participant (or Beneficiary) shall have all rights as a stockholder with respect to the shares of Restricted Stock once such shares have been registered in his name hereunder.

10.    Successors and Assigns.    This Award Agreement shall bind and inure to the benefit of and be enforceable by the Participant, the Company and their respective permitted successors and assigns (including personal representatives, heirs and legatees), except that the Participant may not assign any rights or obligations under this Award Agreement except to the extent and in the manner expressly permitted herein.

11.    Securities Act.    The Company will not be required to deliver any shares of Common Stock pursuant to this Award Agreement if, in the opinion of counsel for the Company, such issuance would violate the Securities Act of 1933 or any other applicable federal or state securities laws or regulations. The Company may require that the Participant, prior to the issuance of any such shares pursuant to this

Award Agreement deliver to the Company a written statement (“Investment Letter”), in form and content acceptable to the Company, in its sole discretion, stating that the Participant will not sell any shares of the Company that the Participant may then own or thereafter acquire except pursuant to a registered offering or a valid exemption from registration.

12.    Federal and State Taxes.

(a)    Any amount of Common Stock that is payable or transferable to the Participant hereunder may be subject to the payment of or reduced by any amount or amounts which the Company is required to withhold under the then applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), or its successors, or any other federal, state or local tax withholding requirement. When the Company is required to withhold any amount or amounts under the applicable provisions of the Code, the Participant must either:

(i)    authorize (in writing) the Company to withhold from the Participant’s paycheck, or other compensation paid by the Company to the Participant for services rendered, an amount equal to the amount of taxes required to be withheld or

(ii)    pay to the Company, in cash or by certified or cashier’s check, an amount equal to the taxes required to be withheld.

(b)    Any withholding or payment in any form other than cash by the Participant pursuant to 12(a)(i) and 12(a)(ii) shall be at the Company’s sole discretion.

13.    Governing Law.    This Award Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware.

14.    Definitions.    All capitalized terms in this Award Agreement shall have the meanings ascribed to them in the Plan unless otherwise defined in this Award Agreement.

This Award Agreement is executed and delivered, in duplicate, pursuant to the Plan, the provisions of which are incorporated herein by reference.

POGO PRODUCING COMPANY By: Name: Title: PARTICIPANT

Date	Employee Name

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